Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Listed below are subsidiaries of Opexa Therapeutics, Inc. as of December 31, 2012.

Subsidiary Name	State/Jurisdiction of Incorporation

Opexa Hong Kong Limited	Hong Kong